UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  January 13, 2011

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 13, 2011, an indirect wholly-owned subsidiary of NextEra Energy Resources, LLC (NextEra Energy Resources) (the borrower) borrowed approximately Canadian $94 million (approximately US $95 million) under an existing three-year bank revolving credit agreement entered into in December 2010.  NextEra Energy Resources is an indirect wholly-owned subsidiary of NextEra Energy, Inc. (NextEra Energy).  The principal amount of all borrowings under the credit agreement must be repaid by the end of the revolving credit term.  Interest on this borrowing is based upon the applicable Canadian dollar bankers’ acceptance rate plus an associated acceptance fee, with payments being due at the end of rate periods which can range from one to six months, as selected by the borrower.  All borrowings under the credit agreement are guaranteed by NextEra Energy Capital Holdings, Inc. (Capital Holdings), a wholly-owned subsidiary of NextEra Energy, which payment obligations are in turn guaranteed by NextEra Energy.  The credit agreement contains default and related acceleration provisions relating to failure to make required payments, NextEra Energy’s ratio of funded debt to total capitalization exceeding a stated ratio, and certain events in bankruptcy, insolvency or reorganization relating to, as well as other covenants applicable to, the borrower, Capital Holdings and NextEra Energy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)

Date:  January 20, 2011

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer